UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
 (Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.         )

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JACK HENRY & ASSOCIATES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JACK HENRY & ASSOCIATES, INC.
663 Highway 60, P.O. Box 807
Monett, Missouri 65708

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF JACK HENRY & ASSOCIATES, INC.:

PLEASE TAKE NOTICE that the 2009 Annual Meeting of Stockholders of Jack Henry & Associates, Inc., a Delaware corporation, will be held in the Company's Executive Conference Center, lower level (Building J-7) at the company headquarters, 663 Highway 60, Monett, Missouri, on Tuesday, November 10, 2009, 11:00 a.m., local time, for the following purposes:

(1)	To elect eight (8) directors to serve until the 2010 Annual Meeting of Stockholders;

(2)	To ratify the selection of the Company's independent registered public accounting firm; and

(3)	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The close of business on September 21, 2009, has been fixed as the record date for the Annual Meeting. Only stockholders' of record as of that date will be entitled to notice of and to vote at said meeting and any adjournment or postponement thereof.

The accompanying form of Proxy is solicited by the Board of Directors of the Company. The attached Proxy Statement contains further information with respect to the business to be transacted at the Annual Meeting.

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY. IF YOU DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

/s/ Janet E. Gray
Janet E. Gray
Secretary

Monett, Missouri
September 29, 2009

TABLE OF CONTENTS

Voting	1

Stock Ownership of Certain Stockholders	2

Election of Directors (Proposal 1)	4

Corporate Governance	6

Audit Committee Report	9

Executive Officers and Significant Employees	10

Certain Relationships and Related Transactions	10

Section 16(a) Beneficial Ownership Reporting Compliance	11

Compensation Committee Report	11

Compensation Discussion and Analysis	12

Executive Compensation	20

Equity Compensation Plan Information	25

Ratification of the Selection of the Company's Independent
Registered Public Accounting Firm (Proposal 2)	26

Stockholder Proposals	27

Cost of Solicitation and Proxies	27

Financial Statements	27

Other Matters	28

JACK HENRY & ASSOCIATES, INC.
663 Highway 60, P.O. Box 807
Monett, Missouri 65708

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, November 10, 2009

This Proxy Statement and the enclosed proxy card (the Proxy) are furnished to the stockholders of Jack Henry & Associates, Inc., a Delaware corporation (the Company), in connection with the solicitation of Proxies by the Company's Board of Directors for use at the 2009 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the Annual Meeting), to be held in the Company's Executive Conference Center, lower level (Building J-7) at the company headquarters, 663 Highway 60, Monett, Missouri, at 11:00 a.m., local time, on Tuesday, November 10, 2009. The mailing of this Proxy Statement, the Proxy, the Notice of Annual Meeting and the accompanying 2009 Annual Report to Stockholders is expected to commence on or about October 1, 2009.

The Board of Directors does not intend to bring any matters before the Annual Meeting except those indicated in the Notice and does not know of any matter which anyone else proposes to present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the accompanying form of Proxy, or their duly constituted substitutes, acting at the Annual Meeting, will be deemed authorized to vote or otherwise to act thereon in accordance with their judgment on such matters.

If the enclosed Proxy is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Directors are elected by a plurality of the votes cast, in person or by proxy, by stockholders entitled to vote at the annual meeting for that purpose. The ratification of the selection of the Company's independent registered public accounting firm will require the affirmative vote of a majority of the shares of common stock voting in person or by Proxy at the Annual Meeting.

Any stockholder executing a Proxy retains the power to revoke it at any time prior to the voting of the Proxy. It may be revoked by a stockholder personally appearing at the Annual Meeting and casting a contrary vote, by filing an instrument of revocation with the Secretary of the Company, or by the presentation at the Annual Meeting of a duly executed later dated Proxy.

VOTING

At the 2009 Annual Meeting, Stockholders will consider and vote upon:
(1)	The election of eight (8) directors;

(2)	The ratification of the selection of Deloitte & Touche, LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2010; and

(3)	Such other matters as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on September 21, 2009, the record date for the Annual Meeting, are entitled to notice of and to vote at such meeting.

The Company's authorized capital stock currently consists of 250,000,000 shares of common stock, par value $.01 per share (the Common Stock), and 500,000 shares of preferred stock, par value $1.00 per share (the Preferred Stock). As of September 11, 2009, there were 84,484,006 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. At such date, our executive officers and directors were entitled to vote, or to direct the voting of shares of Common Stock, representing 7.4 % of the shares entitled to vote at the 2009 Annual Meeting. Unless otherwise specified, all share numbers and other share data have been adjusted to reflect all prior stock splits.

All shares represented by Proxy and all Proxies solicited hereunder will be voted in accordance with the specifications made by the stockholders executing such Proxies. If a stockholder does not specify how a Proxy is to be voted, the shares represented thereby will be voted: (1) FOR the election as directors of the eight (8) persons nominated by the Board of Directors; (2) FOR the ratification of the selection of the Company's independent registered public accounting firm; and (3) upon other matters that may properly come before the Annual Meeting, in accordance with the discretion of the persons to whom the Proxy is granted.

Each share of our Common Stock outstanding on the record date will be entitled to one vote on each matter. The eight (8) nominees for election as directors who receive the most votes "for" election will be elected. The ratification of the selection of the Company's independent public accounting firm will require an affirmative vote of the majority of the shares of Common Stock present or represented and entitled to vote at the annual meeting.

For the election of directors, withheld votes do not affect whether a nominee has received sufficient votes to be elected. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular matter and that have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the annual meeting. Please note that banks and brokers that have not received voting instructions from their clients cannot vote on their clients' behalf on "non-routine" proposals.

STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS

The following table sets forth information as of September 11, 2009, concerning the equity ownership of (a) those individuals who are known to be the beneficial owners, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, of 5% or more of the Company's Common Stock, (b) the directors, (c) the executive officers named in the Summary Compensation Table and (d) all of our directors and executive officers as a group:
Title of Class	Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares Outstanding (1)

$.01 par value Common Stock	T. Rowe Price Associates, Inc 100 E Pratt St Baltimore, MD 21202	6,297,150 (2)	7.5%

	Barclays Global Investors, NA. 400 Howard St San Francisco, CA 94105	4,773,199 (3)	5.6%

	Michael E. Henry	4,004,863 (4)	4.7%

	Jerry D. Hall	1,030,190 (5)	1.2%

	Tony L. Wormington	669,331 (6)	*

	James J. Ellis	420,000 (7)	*

	John F. Prim	392,459 (8)	*

	Craig R. Curry	129,457 (9)	*

	Kevin D. Williams	134,697 (10)	*

	Wesley A. Brown	83,000 (11)	*

	Mark S. Forbis	24,225 (12)	*

	Marla K. Shepard	13,600 (13)	*

	Matthew C. Flanigan	11,000 (14)	*

	All directors and executive officers as a group (12 persons)	6,925,398 (15)	8.2%

* Less than 1%
(1)

Information is set forth as of September 11, 2009. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as noted below. With respect to shares held in the Company's 401(k) Plan (the "Retirement Plan"), a participant has the right to direct the disposition of shares allocated to his account. With respect to restricted shares, the executive officers have sole voting power but have no investment or dispositive power until the restrictions lapse.

(2)	According to a Schedule 13G filed February 13, 2009, T. Rowe Price Associates, Inc. has sole voting power with respect to 1,062,600 shares and sole dispositive power with respect to 6,297,150 shares.

(3)

According to a Schedule 13G filed February 5, 2009, Barclays Global Investors, NA., Barclays Global Fund Advisors and Barclays Global Investors, Ltd. have sole voting power with respect to 3,994,206 shares and sole dispositive power with respect to 4,773,199 shares.

(4)

Includes 933,447 shares held in the Michael E. Henry Annuity Trust, 2,491 shares allocated to Mr. Henry's Retirement Plan account, and 564,825 shares held or controlled by his sister Vicki Jo Henry. Mr. Henry may also be deemed to beneficially own 2,304,100 shares held in a living trust and 200,000 shares held by the Henry Family Limited Partnership, both established by his mother, Eddina F. Mackey. Mr. Henry may be deemed to share beneficial ownership in the shares held by Vicki Jo Henry, Eddina F. Mackey Trust and by the Henry Family Limited Partnership because he has been granted proxies to vote such shares.

(5)	Includes 191,882 shares beneficially owned by his wife.

(6)	Includes 90,000 shares that are currently acquirable by exercise of outstanding stock options, 38,168 shares held in the Retirement Plan for Mr. Wormington's account, and 47,168 restricted shares.

(7)	Includes 120,000 shares that are currently acquirable by exercise of outstanding stock options.

(8)	Includes 275,000 shares that are currently acquirable by exercise of outstanding stock options, 19,441 shares held in the Retirement Plan for Mr. Prim's account, and 57,054 restricted shares.

(9)

Includes 56,667 shares that are currently acquirable by exercise of outstanding stock options, 52,794 shares beneficially owned by his children and 19,996 shares held in trust for family members for which Mr. Curry serves as trustee.

(10)	Includes 50,000 shares that are currently acquirable by exercise of outstanding stock options, 8,776 shares held in the Retirement Plan for Mr. Williams' account, and 42,520 restricted shares.

(11).	Includes 40,000 shares that are currently acquirable by exercise of outstanding stock options

(12)	Includes 3,482 shares held in the Retirement Plan for Mr. Forbis' account, and 18,197 restricted shares.

(13)	Includes 10,000 shares that are currently acquirable by exercise of outstanding stock options.

(14)	Includes 10,000 shares that are currently acquirable by exercise of outstanding stock options.

(15)

Includes 651,667 shares that are currently acquirable under outstanding stock options, 76,238 shares held in the Retirement Plan for the accounts of the executive officers and 164,939 restricted shares held by executive officers.

PROPOSAL 1
ELECTION OF DIRECTORS

Procedure

At the meeting, the stockholders will elect eight (8) directors to hold office for one-year terms ending at the 2010 Annual Meeting of Stockholders or until their successors are elected and qualified. The Board of Directors has nominated the Company's eight (8) current directors for reelection at the Annual Meeting.

The stockholders are entitled to one vote per share on each matter submitted to vote at any meeting of the Stockholders. Unless contrary instructions are given, the persons named in the enclosed Proxy or their substitutes will vote "FOR" the election of the nominees named below.

Each of the nominees has consented to serve as director. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board of Directors, the persons named in the enclosed Proxy or their substitutes intend to vote for the election of such designated nominees.

Nominees For Election

The directors and nominees for election as directors of the Company, as well as certain information about them, are as follows:

Name	Position with Company	Director Since

Michael E. Henry	Chairman and Director	1986

Jerry D. Hall	Vice Chairman, Executive Vice President and Director	1977

James J. Ellis	Director	1985

Craig R. Curry	Director	2004

Wesley A. Brown	Director	2005

Matthew C. Flanigan	Director	2007

Marla K. Shepard	Director	2007

John F. Prim	Chief Executive Officer and Director	2007

The following information relating to the Company's directors and nominees for director, all of whom are United States citizens, is with respect to their principal occupations and positions during the past five years:

Michael E. Henry, age 48, Chairman of the Board and Director. Mr. Henry, the son of the late founder of the Company and a director since 1986, has served as Chairman of the Board since 1994 and Chief Executive Officer from 1994 to June 2004. He previously served as Vice Chairman and Senior Vice President from 1993 to 1994. He served as Manager of Research and Development from 1983 to 1993. He joined the Company as an employee in 1979 and formally resigned from his employment in August of 2008.

Jerry D. Hall, age 66, Vice Chairman, Executive Vice President and Director. Mr. Hall, a co-founder of the Company, has served as Vice Chairman since 2007 and as Executive Vice President since 1994. He previously served as Chief Executive Officer from 1990 through 1994. He also has been a director since the Company's incorporation in 1977. He previously served as President from 1989 through 1993 and as Vice President-Operations from 1977 through 1988.

James J. Ellis, age 75, Director. Mr. Ellis, a director of the Company since 1985, has been Managing Partner of Ellis - Rosier & Associates since 1992. Mr. Ellis served as general manager of MONY Financial Services, Dallas, Texas, from 1979 until his retirement in 1992. Mr. Ellis also serves as a director of Merit Medical Systems, Inc.

Craig R. Curry, age 48, Director. Mr. Curry, a director of the Company since March 2004, is Chairman of the Board of Central Bank, Lebanon, Missouri, with which he has been affiliated since 1983.

Wesley A. Brown, age 55, Director. Mr. Brown, a director of the Company since his appointment in August 2005, is Managing Director of St. Charles Capital, LLC in Denver, Colorado. Prior to founding St. Charles Capital, Mr. Brown served as Managing Director of McDonald Investments, Inc. (2001-2004).

Matthew C. Flanigan, age 47, Director. Mr. Flanigan, a director of the Company since his appointment in January, 2007, is Senior Vice President and Chief Financial Officer of Leggett & Platt, Incorporated headquartered in Carthage, Missouri. Leggett & Platt is a leading manufacturer of spring components and other products for furniture, bedding, automobiles and other consumer products. Mr. Flanigan was appointed Senior Vice President in 2005 and became Chief Financial Officer in 2003. From 1999 until 2003, he served as President of the Office Furniture and Plastics Components Groups of Leggett & Platt.

Marla K. Shepard, Age 60, Director. Ms. Shepard, a director of the Company since her appointment in January 2007, is the President and Chief Executive Officer of California Coast Credit Union of San Diego, California. California Coast is the surviving entity from a merger earlier in 2008 with First Future Credit Union, also of San Diego, California, where Ms. Shepard served as Chief Executive Officer for over 25 years.

John F. Prim, age 54, Chief Executive Officer and Director. Mr. Prim has served as Chief Executive Officer since July 1, 2004. He served as President from January 2003 to July 2004 and as Chief Operating Officer from July 2001 to January 2003. Mr. Prim joined the Company in 1995 as part of the acquisition of the Liberty division of Broadway & Seymour, Inc. He previously served as General Manager of the Company's E-Services and OutLink Services Divisions. Mr. Prim has been a director since 2007.

Director Independence

Non-employee directors Ellis, Curry, Brown, Flanigan and Shepard qualify as "independent" in accordance with the published listing requirements of NASDAQ. Messrs. Hall and Prim do not qualify as independent because they are employees of the company. Mr. Henry resigned from his employment with the company in 2008, and thus does not qualify as "independent" under the NASDAQ rules at this time. The NASDAQ rules have both objective and subjective tests for determining who is an "independent director." The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company or is a partner in or executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Of the non-employee directors, only Mr. Henry is disqualified from "independent" status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests and reviewed additional information provided by the directors with regard to each director's business and personal activities as they may relate to the Company and its management. Based on all of the foregoing, as required by NASDAQ rules, the Board made a subjective determination as to each of Ms. Shepard and Messrs. Ellis, Curry, Brown and Flanigan that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as "independent" for the purposes of membership on that Committee, members of audit committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation.

In making its independence determinations, the Board considered transactions occurring since the beginning of its 2007 fiscal year between the Company and entities associated with the independent directors or members of their immediate family. While customer relationships do exist between the Company and the financial institutions led by Mr. Curry and Ms. Shepard, the Board has determined that, because of the amounts involved in relationship to the total revenues of the Company and such institutions, the relationships do not impair the independence of these directors. The Board has also determined that the transactions with such financial institutions were on terms no less favorable to the Company than arrangements with other unaffiliated customers. In all cases and in all years reviewed, the amounts received by the Company from these institutions were less than 1% of the Company's total revenue for the year. See "Certain Relationships and Related Transactions", below.

CORPORATE GOVERNANCE

The Company and its businesses are managed under the direction of the Board of Directors. The Board generally meets a minimum of four times during the year, but has complete access to management throughout the year.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines which address the following subjects:

-	The majority of the Board should be independent under relevant NASDAQ standards
-	Independent directors should not be compensated by the Company other than in the form of Director's fees (including director's compensatory stock options)
-	Membership on the Audit, Compensation and Governance Committees should be limited to independent directors
-	The Board should conduct an annual self-evaluation to determine whether it and its committees are functioning properly
-	Non-management directors may meet in executive session from time to time without members of management
-	The Chief Executive Officer shall provide an annual report to the Board on succession planning
-

The Governance Committee is responsible for determining skills and characteristics of Board candidates, and should consider factors such as independence, experience, strength of character, judgment, technical skills, diversity and age

-	The Board and its committees shall have the right at any time to retain independent counsel
-	Board members should not sit on more than 3 other boards
-	Board members are expected to attend all Annual Meetings of the Stockholders
-	Stockholders may communicate with the Board by submitting written comments to the Secretary for the Company, who will screen out inappropriate communications and forward same to the directors
-	Directors, executive officers and general managers of the Company should own minimum amounts of Company stock in relation to their base compensation

Nomination Policy

The Board of Directors has also adopted a Nomination Policy with respect to the consideration of director candidates recommended by stockholders. A candidate submission from a stockholder will be considered at any time if the following information is submitted to the Secretary of the Company:

-	The recommending stockholder's name and address, together with the number of shares, length of period held and proof of ownership
-	Name, age and address of candidate
-	Detailed resume of candidate, including education, occupation, employment and commitments
-	Description of arrangements or understandings between the recommending stockholder and the candidate
-	Statement describing the candidate's reasons for seeking election to the Board and documenting candidate's satisfaction of qualifications described in the Corporate Governance Guidelines
-	A signed statement from the candidate, confirming willingness to serve
-

If the recommending stockholder has been a beneficial holder of more than 5% of the Company's stock for more than a year, then it must consent to additional public disclosures by the Company with regard to the nomination

The Secretary of the Company will promptly forward complying nomination submissions to the Chairman of the Governance Committee. The Governance Committee may consider nominees submitted from a variety of sources including but not limited to stockholder nominations. If a vacancy arises or the Board decides to expand its membership, the Committee will evaluate potential candidates from all sources and will rank them by order of preference if more than one is identified as properly qualified. A recommendation will be made to the Board by the Governance Committee based upon qualifications, interviews, background checks and the Company's needs.

Code of Conduct

The members of the Board of Directors, as well as the executive officers and all other employees, are subject to and responsible for compliance with the Jack Henry Code of Conduct. The Code of Conduct contains policies and practices for the ethical and lawful conduct of our business, as well as procedures for confidential investigation of complaints and discipline of wrongdoers.

Governance Materials Available

The Company has posted its significant corporate governance documents on its website at www.jackhenry.com/ir/corpinfo/. There you will find copies of the current Corporate Governance Guidelines, the Jack Henry Code of Conduct, the Compensation Committee Charter, the Governance Committee Charter (with attached Nomination Policy) and Audit Committee Charter, as well as the Company's Certificate of Incorporation and By-Laws. Other investor relations materials are also posted at www.jackhenry.com/ir, including SEC reports, financial statements and news releases.

The Board of Directors and Its Committees

The Board of Directors held four regular meetings and three special meetings during the last fiscal year. Each director attended at least 75% of all meetings of the Board of Directors and all committees on which they served. The independent directors met in three executive sessions without management present during the last fiscal year. In accordance with our Corporate Governance Guidelines, all of the then-current directors attended the Annual Meeting of the Stockholders held on November 13, 2008.

The Board has determined that five of its eight members, Ellis, Curry, Brown, Flanigan and Shepard, are independent directors under applicable NASDAQ standards. The Board maintains an Audit Committee of which Messrs. Ellis, Brown, Curry and Flanigan are members. The Board has determined that Matthew Flanigan is an audit committee financial expert because of his extensive accounting and financial experience. The Board also maintains a Compensation Committee of which Messrs. Ellis and Flanigan and Ms. Shepard are members and a Governance Committee of which Messrs. Curry and Brown and Ms. Shepard are members. All members of the Audit, Compensation and Governance Committees are independent directors.

The Compensation Committee establishes and reviews the compensation, perquisites and benefits of the Executive Officers, evaluates the performance of senior executive officers, considers incentive compensation plans for our employees and carries out duties assigned to the Committee under our equity compensation plans and employee stock purchase plan. The Compensation Committee operates under a written charter adopted by the Board.

The Governance Committee identifies, evaluates and recruits qualified individuals to stand for election to the Board of Directors, recommends corporate governance policy changes and evaluates Board performance. The Governance Committee also operates under a charter adopted by the Board. The Governance Committee will consider candidates recommended by stockholders, provided such recommendations are made in accordance with the procedures set forth in the "Governance Committee Nomination Policy" attached to its charter, discussed in greater detail in "Corporate Governance," above.

The Audit Committee selects and retains the independent registered public accounting firm, reviews the scope and results of the audit with the independent registered public accounting firm and management, reviews critical accounting policies and practices, reviews and evaluates our audit and control functions, reviews and pre-approves retention of the independent registered public accounting firm for any audit, audit related and non-audit services, reviews and approves all material related party transactions, and regularly reviews regulatory compliance matters, including our outsourcing services and business recovery operations. The Audit Committee operates under a written Audit Committee Charter.

The Audit Committee met nine times, the Compensation Committee met five times and the Governance Committee met three times during the last fiscal year.

In 2007, the Board of Directors adopted Stock Ownership Guidelines establishing stock ownership goals applicable to directors as well as senior management of the Company. Within five years of the adoption of the guidelines (that is, by August 2012), each director of the Company is expected to own Company shares having a value of at least four times the annual director base compensation. For this purpose, in addition to shares held outright, directors may include shares held in trust for immediate family members as well as the "in-the-money" value of any vested stock options. All directors are currently in compliance with these guidelines except for Mr. Flanigan and Ms. Shepard, two of the newest members of the Board.

Compensation Committee Interlocks and Insider Participation

During our 2009 fiscal year, Messrs. Ellis and Flanigan and Ms. Shepard served on the Compensation Committee. None of the members of the Compensation Committee is currently or was formerly an officer or employee of the Company. There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the SEC's rules and regulations.

Director Compensation

The following table sets forth compensation paid to our directors in fiscal 2009.  The compensation paid to Messrs. Prim and Hall as employees is detailed below at "Executive Compensation."

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)

James J. Ellis	64,200	-	69,000	-	-	133,200

Craig R. Curry	62,500	-	69,000	-	-	131,500

Wesley A. Brown	56,200	-	69,000	-	-	125,200

Matthew C. Flanigan	59,300	-	69,000	-	-	128,300

Marla K. Shepard	55,700	-	69,000	-	-	124,700

Michael E. Henry	50,750	-	-	-	7,604	58,354

(1)

These amounts reflect the amounts recognized for financial statement reporting purposes for the fiscal year ended June 30, 2009, in accordance with FAS 123R. For assumptions used in determining the fair value of stock options awards granted, see Note 9 to the Company's 2009 Consolidated Financial Statements. As of June 30, 2009, listed directors had the following number of option awards outstanding: James Ellis 120,000, Craig Curry 56,667, Wesley Brown 40,000, Matthew Flanigan 20,000, Marla Shepard 20,000 and Mike Henry 0.

(2)	Reflects salary paid to Mr. Henry as an employee of the Company from July 1, 2008 to August 22, 2008 and $312 matching contribution to his account pursuant to the Company's 401(k) retirement plan.

The directors who are employed by the Company do not receive any separate compensation for service on the Board of Directors. In the fiscal year ended June 30, 2009, each non-employee director received annual compensation of $35,000 per year plus $3,500 for attending each in-person Board meeting. Each non-employee director was also reimbursed for out-of-pocket expenses incurred in attending all Board and committee meetings.

Under the 2005 Non-Qualified Stock Option Plan each non-employee director is also compensated by the annual grant of non-statutory stock options to purchase 10,000 shares of Common Stock, subject to an overall grant limitation under the plan of 100,000 shares to each individual director. The grants are made each year on the third business day following the date of the annual meeting of the stockholders.

For the period July 1 - August 22, 2008, Chairman Michael Henry received a salary as an employee of the Company, but following his resignation on August 22, 2008 he was compensated as a non-employee director. The Chairman of the Board also receives a 50% premium over the standard annual and meeting attendance fees to compensate him for chairmanship. Mr. Henry has indicated that he does not wish to receive the annual grant of stock options in his role as a non-employee director.

Audit Committee members received $2,000 for each in-person Audit Committee meeting and $1,000 for each telephone Audit Committee meeting attended. Governance and Compensation Committee members received $1,000 for each Committee meeting attended. To compensate for additional time spent on Committee matters, the chairmen of the Audit, Compensation and Governance Committees received a premium of 50% of the standard attendance fee for each Committee meeting that they chaired.

The directors listed above are not eligible to participate in any non-equity incentive plan compensation from the Company or any pension or deferred compensation plan of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company's Board of Directors is currently composed of four independent directors. The Board has determined that Audit Committee member Matthew C. Flanigan is a financial expert under relevant SEC standards because of his extensive accounting and financial experience. The Board of Directors and the Audit Committee believe that the Audit Committee's current members satisfy all NASDAQ and Securities and Exchange Commission rules that govern audit committee composition.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Charter requires the Audit Committee to oversee and retain the independent registered public accounting firm, pre-approve the services and fees of the independent registered public accounting firm, regularly consider critical accounting policies of the Company, review and approve material related party transactions, receive reports from the Company's Compliance Officer, and establish procedures for receipt and handling of complaints and anonymous submissions regarding accounting or auditing matters. The charter also contains the commitment of the Board of Directors to provide funding and support for the operation of the Audit Committee, including funding for independent counsel for the Committee if the need arises.

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. Management has the primary duty for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the Company's financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company's audited financial statements. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with the independent registered accounting firm its independence.

The Audit Committee discussed with the Company's independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. These meetings without management present are held at least once each year, and were held three times in the fiscal year just ended.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Company's 2009 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended June 30, 2009 for filing with the Securities and Exchange Commission.

Craig R. Curry, James J. Ellis, Matthew C. Flanigan and Wesley A. Brown
Members of the Audit Committee

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The executive officers and significant employees of the Company, as well as certain biographical information about them, are as follows:

Name	Position with Company	Officer/Significant Employee Since

John F. Prim	Chief Executive Officer	2001

Tony L. Wormington	President	1998

Jerry D. Hall	Vice Chairman and Executive Vice President	1977

Kevin D. Williams	Chief Financial Officer and Treasurer	2001

Mark S. Forbis	Vice President	2006

The following information is provided regarding the executive officers and significant employees not already described herein, all of whom are United States citizens:

Tony L. Wormington, age 47, President. Mr. Wormington has served as President since 2004. He previously served as Chief Operating Officer from 2003 to 2004 and as a Vice President from 1998 to 2002. Mr. Wormington joined the Company in 1980 and served as Research and Development Manager from 1993 through 2002.

Kevin D. Williams, age 50, Chief Financial Officer and Treasurer. In 2001, Mr. Williams was appointed by the Board of Directors to serve as Chief Financial Officer and Treasurer of the Company. He previously served as Controller of the Company since joining the Company in 1998.

Mark S. Forbis, age 46, Vice President and Chief Technology Officer.  Mr. Forbis has served as Vice President and Chief Technology Officer since 2006 and as General Manager of Technology Services since 2002.  Mr. Forbis joined the Company in 1988 and has served in a number of positions, including Manager of Imaging from 1994 to his appointment as a General Manager in 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Craig R. Curry is Chairman of Central Bank, Lebanon, Missouri. Mr. Curry and his family own all of the equity interests in Central Bank. Central Bank is a customer of the Company and during the year ended June 30, 2009, it paid $293,339 to the Company for software licenses and software maintenance services.

Director Marla K. Shepard is President and CEO of California Coast Credit Union of San Diego, California. California Coast Credit Union is a customer of the Company and during the year ended June 30, 2009, it paid $1,084,414 to the Company for software licenses and software maintenance services.

The Audit Committee has reviewed the above transactions and has concluded that they were on terms no less favorable to the Company than arrangements with other unaffiliated customers. The related party transactions were approved by the Audit Committee.

The Board of Directors has adopted a written policy that requires all related party transactions to be reviewed and approved by the Audit Committee of the Board. The Audit Committee is charged with determining whether a related party transaction is in the best interests of, or not inconsistent with the interests of, the Company and its stockholders. In making this determination, the Audit Committee will take into account such factors as whether the related party transaction is on terms no less favorable to the Company than terms generally available to unaffiliated third parties and the extent of the related party's interest in the transaction. No director may participate in any discussion, approval or ratification of any transaction in which he or she has an interest, except for the purpose of providing information concerning the transaction. For transactions in which the aggregate amount is less than $200,000, the Chairman of the Audit Committee has been delegated the authority to pre-approve related party transactions, subject to later review by the full committee. At least annually, ongoing related party transactions will be reviewed to assess continued compliance with the policy.

For purposes of the Related Party Transaction Policy, a related party transaction is a transaction or relationship in which the aggregate amount involved will be or may exceed $100,000 in any calendar year, involves the Company as a participant, and in which any related party has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of the other entity). A related Party is any executive officer, director, or more then 5% beneficial owner of the Company or any immediate family member of such persons.

The policy also contains standing pre-approvals of certain transactions that are not believed to pose any material risk to the Company even if the aggregate amount exceeds $100,000 in a calendar year, including: employment arrangements with executive officers, director compensation, transactions involving competitive bids, certain banking-related services, and certain Company charitable contributions. Standing approval is also provided for transactions with another company where the related party's only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that entity's shares, if the aggregate amount does not exceed $1,000,000 or 2% of that entity's annual revenues.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company is required to identify any director, officer or greater than ten percent beneficial owner who failed to timely file with the Securities and Exchange Commission a report required under Section 16(a) of the Securities Exchange Act of 1934 relating to ownership and changes in ownership of the Company's common stock. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5.

To the Company's knowledge, based solely on its review of the copies of such forms received by it, the Company believes that during the fiscal year ended June 30, 2009 all required Section 16(a) filings were filed timely.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the following Compensation Discussion and Analysis be included in this Proxy Statement.

James J. Ellis, Chair
Matthew C. Flanigan
Marla K. Shepard

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide information regarding the philosophy and objectives underlying our compensation policies, the processes we follow in setting compensation and the components of compensation we utilize in compensating our top executives. This discussion is focused on our Chief Executive Officer Jack Prim, President Tony Wormington, Chief Financial Officer Kevin Williams, Chief Technology Officer Mark Forbis and Executive Vice President Jerry Hall, who are collectively referred to as the "Named Executives." Specific information about the compensation of the Named Executives is set forth in the Summary Compensation Table and other compensation tables beginning on page 20, which should be read in conjunction with this discussion.

Compensation Philosophy and Objectives

Jack Henry's compensation philosophy is to offer compensation programs to our executives that:
•	Focus executives on achieving consistent earnings growth and superior return on assets;

•	Encourage continuation of the Company's entrepreneurial spirit;

•	Attract and retain highly qualified and motivated executives;

•	Reward the creation of stockholder value; and

•	Encourage esprit de corps and reward outstanding performance.

In meeting these objectives, the Compensation Committee strives for the interests of management and stockholders to be the same - the maximization of stockholder value.

The compensation programs specific to our Named Executives are administered by the Company's Compensation Committee. The three members of the Compensation Committee are non-employee directors who are independent under the rules of The NASDAQ Stock Market. The Compensation Committee operates under a written charter, and has the specific charter responsibility to approve the compensation of the Named Executives and the Company's Chief Operating Officer, Controller and other Senior Vice Presidents. At this time, the Company does not have any officer with the title of Chief Operating Officer.

The Compensation Committee designs and maintains compensation programs consistent with our executive compensation philosophy to achieve the following objectives:

•	To attract, retain and motivate highly qualified executives by offering compensation programs that are competitive with programs offered by companies in our peer group.

•	To link performance and executive pay by tying bonus amounts paid to executives to achievement of key objectives under the Company's annual business plans.

•	To reward competitive performance in comparison with peers in our industry.

•

To reward the creation of long-term stockholder value through long-term incentive compensation awards and encouragement of significant stock ownership by top management to further align executive interests to those of our stockholders.

In pursuit of these objectives, the Compensation Committee believes that the compensation packages provided to the Named Executives should include both cash and equity-based compensation, with an emphasis on performance-based pay. Base pay and benefits are set primarily to attract and retain highly qualified and effective employees. Variable incentive pay is used to align the compensation of the Named Executives with the Company's short term business and performance objectives such as income targets and overall financial performance. Equity awards are used to retain key employees and to motivate executives to create long term stockholder value.

Process for Establishing Compensation

The Compensation Committee has overall responsibility for making decisions regarding the compensation of the Named Executives. In conducting an annual performance review and determining appropriate compensation levels for our Chief Executive Officer, President and Chief Financial Officer (the "Senior Executives"); the Compensation Committee meets and deliberates outside the presence of the Senior Executives and other members of the executive management team. With respect to the compensation levels for other Named Executives, the Compensation Committee considers input and recommendations from the Senior Executives. Performance reviews of our Chief Executive Officer and each other Named Executive are based on subjective evaluations of individual performance as well as their performance in the preceding fiscal year in achieving Company performance objectives. While our Senior Executives make recommendations concerning salary adjustments, cash bonus programs and award amounts for the Named Executives who are not Senior Executives, the Compensation Committee can exercise its discretion to modify or reject any such recommendations.

In designing compensation programs and determining compensation levels for the Named Executives for fiscal year 2009 (ending June 30, 2009), the Compensation Committee was assisted by an independent compensation consultant. The Compensation Committee engaged Hay Group, Inc., a global human resources consulting firm, to serve as its independent advisor and compensation consultant. Hay Group, Inc. also advised the Committee for the 2008 fiscal year, and its engagement has been renewed with respect to fiscal 2010. The Chairman of the Compensation Committee worked directly with Hay Group to determine the scope of the work needed to assist the Committee in its decision-making processes. The engagement included provision of benchmark comparative data for the Named Executives with respect to base salaries, annual cash bonuses, long term incentives, and equity incentives, as well as review of current employment arrangements, incentive plan designs and comparative data regarding severance, change of control, benefits and perquisites.

In making compensation decisions for fiscal year 2009, the Compensation Committee compared each element of total direct compensation against a peer group of 14 publicly traded companies in the software and data processing industries against which the Compensation Committee believes we compete in the market for executive talent. We collectively refer to this group as the "Compensation Peer Group." In selecting companies for the 2009 Compensation Peer Group, the Compensation Committee considered various companies provided by the Senior Executives, as well as companies submitted by Hay Group. The 2009 Compensation Peer Group was comprised of the following 15 companies:
Affiliated Computer Services, Inc.	Bottomline Technologies, Inc.
Cerner Corporation	DST Systems, Inc.
Euronet Worldwide, Inc.	Fair Isaac Corporation
Fidelity National Information Services, Inc.	Fiserv, Inc.
Goldleaf Financial Solutions, Inc.	Metavante Technologies, Inc.
Online Resources Corporation	SEI Corp.
S1 Corporation	Telecommunication Systems, Inc.
Tyler Technologies, Inc.

The Compensation Peer Group is reviewed annually and, as appropriate, updated by the Compensation Committee. In addition to industry considerations, the Compensation Committee selects companies for the Compensation Peer Group based on their annual revenues and market capitalization. The Compensation Peer Group for the fiscal 2010 consists of the same companies set forth above, plus Lender Processing Services, Inc., and, pending completion of its acquisition by the Company, Goldleaf Financial Solutions, Inc. will be removed. For comparison purposes, Jack Henry's annual revenues are near the median revenues of both the 2009 and the 2010 Compensation Peer Groups.

To benchmark each element of total compensation for our Named Executives, the independent advisor to the Compensation Committee provided data from two key sources: an executive compensation survey reflective of the Compensation Peer Group and proxy statements and other public filings for the companies in our Compensation Peer Group. The advisor also provided data from a compensation survey for the entire software industry for any executive positions or compensation programs for which we lacked clear comparable data from the Compensation Peer Group. In reviewing compensation survey data, the Compensation Committee considered data for software companies with annual revenues similar to ours. Sources of data for compensation surveys and analysis include surveys for our Compensation Peer Group and the software industry, in addition to proxy statements and other public filings by companies in our Compensation Peer Group.

In setting fiscal 2009 compensation, the Compensation Committee approved total cash compensation (i.e., base salary and annual cash incentives) for the Named Executives at or approaching the 50th percentile of the Compensation Peer Group. In targeting total cash compensation at the 50th percentile, the Compensation Committee recognized that there are certain limitations in the market data available for the Compensation Peer Group. Thus, in addition to considering levels of compensation suggested by market data, the Compensation Committee also considered other relevant factors including performance against pre-agreed objectives under business plans for the preceding fiscal year, individual performance reviews, and internal equity for compensation levels among our executives.

In regards to the three Senior Executives (CEO, President and CFO), because of their sharing of duties and responsibilities, the 50th percentile target for total cash compensation has been applied to them as a group and not necessarily individually, with the result that their individual compensation may be somewhat more or less than if considered individually against the target. The Compensation Committee has opted not to include a 50th percentile target in connection with its decisions on long-term incentive compensation for this year and the past two years, but such a target may be adopted in future years. The long-term compensation granted to the Named Executives in both fiscal 2009 and the current 2010 was in fact well below the 50th percentile of the Compensation Peer Group in each year.

As discussed below, decisions regarding fiscal 2010 total cash compensation have been greatly influenced by the ongoing economic crisis and a resulting Company-wide policy of compensation freezes and reductions announced by CEO Jack Prim in May 2009. The Named Executives have requested that their salaries should be fully subject to the freeze and reduction policies that continue to affect all other employees of the Company. As a result, for fiscal 2010 total cash compensation for the Named Executives has not been set in reference to Compensation Peer Group or market data, and is below the 50th percentile goal used in fiscal years 2008 and 2009.

The allocation between cash, non-cash, short term and long term incentive compensation is influenced by the practices of our Compensation Peer Group and reflects the Compensation Committee's determination of the appropriate compensation mix among base pay, annual cash incentives and long-term equity incentives to encourage retention and performance. Actual cash and equity incentive awards are determined by the performance of the Company and the individual, depending on the type of award, compared to established goals. For the fiscal year ending June 30, 2009, the elements of the compensation mix included:
•	Base salary, which is designed to attract and retain executives over time;

•	Annual cash incentive bonus compensation, which is designed to focus on business objectives established by the Board for a particular year;

•

Long-term incentive compensation, consisting of shares of restricted stock, which is designed to focus executives on the long term success of the Company as reflected in increases in the market price of the Company's stock; and

•	Broad-based employee benefits programs.

For fiscal year 2010, the compensation mix will continue to include these same elements.

Base Salary

In fiscal 2009, the Compensation Committee established the base salary of each Named Executive other than Mr. Hall based primarily on consideration of the 50th percentile pay levels of the Compensation Peer Group. In reviewing base salaries for our Named Executives, the Committee also considered other relevant factors for each individual such as achievement of pre-agreed objectives in the preceding fiscal year, individual performance review, and the internal equity of the executive's base salary as compared to salaries of our other executives, as well as the Company's performance against key objectives under our budget for the preceding fiscal year, including objectives related to revenue and earnings targets as well as competitive results. As discussed above, the 50th percentile target for fiscal 2009 was applied with respect to the three Senior Executives as a group rather than individually.

In May of 2009 and in response to the ongoing economic crisis and its effects on the Company's business, Mr. Prim announced a series of temporary cost containment measures including reductions in compensation to be applied to all Company employees. Salary and compensation reductions were put into effect on June 1, 2009. The reductions were staged by compensation level and ranged from 1.5% of compensation at the lowest levels to a 7% reduction applied to the salaries of Messrs. Prim, Wormington, Williams and Forbis. These measures were taken after careful consideration of available cost containment options, and as an alternative to substantial layoffs of personnel. As a part of these measures, all employees were informed that merit raises for fiscal 2010, normally effected in August of each year, would be suspended. Mr. Prim announced that it was the Company's goal to partially or completely restore salaries to fiscal 2009 levels at some point during fiscal 2010, but that no restoration would be made until it was apparent that the Company's income goals for fiscal 2010 were achievable.

In light of the shared sacrifice of all Company employees in connection with these reductions, the Named Executives requested that the Compensation Committee maintain their base salaries at fiscal 2009 levels in fiscal 2010, subject to the announced temporary reductions. Full 2009 salaries will be partially or fully restored to the Named Executives at the same time that compensation is partially or fully restored to all other Company employees. The Compensation Committee has honored this request and appreciates the support of all Jack Henry Associates during this time of economic uncertainty.

In contrast to the other Named Executives, Mr. Hall's base salary has been fixed at its fiscal 2009 level for several years, reflecting his senior, part-time and largely advisory role in management. Mr. Hall's salary was temporarily reduced by 5% on June 1, 2009 in the general compensation reduction. In response to a specific request by Mr. Hall to the Compensation Committee, his annual salary was further reduced by an additional $50,000 on July 1, 2009, which reduction is intended to be permanent.

Although the Compensation Committee believes that competitive base salaries are necessary to attract and retain a highly qualified and effective executive team, it also believes that a significant portion of executive compensation should be based on pay-for-performance.

Annual Incentive Cash Bonuses

It is our general practice to provide Named Executives with the opportunity to earn annual incentive cash bonus compensation under programs that reward attainment of key objectives under corporate annual business plans. The objectives that underlie our annual incentive compensation programs may vary between fiscal years and between the Named Executives, but generally include objectives that reward attainment of targeted earnings and superior returns in comparison to our competitors. In setting the bonus amounts a Named Executive is eligible to earn for achieving specified objectives, in fiscal 2009 the Compensation Committee targeted bonus and total cash compensation levels at or near the 50th percentile of the Compensation Peer Group and published survey data. Bonus opportunities for achieving objectives are generally established as a percentage of an executive's base salary and the percentages increase with job scope and complexity. Executives have the opportunity to earn reduced bonus amounts if a minimum level (threshold) of performance against an objective is achieved. Executives can also earn increased bonus amounts for performance in excess of the level of performance targeted under an objective.

The decision as to whether to offer an annual incentive cash bonus program to Named Executives for any fiscal year, the type and funding of any program offered, and the objectives that underlie any program, are subject to the discretion of the Compensation Committee and its assessment of general and industry specific conditions existing during the applicable period. In determining the amount of bonus that a Named Executive is eligible to earn under a bonus program, the Compensation Committee may also exercise negative discretion to reduce an award based on its assessment of the executive's contribution and accountability for the objectives that are the subject of the bonus, the internal equity of the executive's bonus opportunity as compared to bonus opportunities for our other executives, and any other factors the Compensation Committee considers relevant.

To provide an appropriate structure for cash bonus incentives for fiscal 2008 and future years, the Compensation Committee proposed the 2007 Annual Incentive Plan. The Plan was approved by the Board of Directors and was ratified by vote of the stockholders at the 2007 Annual Meeting. Cash bonus incentives in fiscal years 2009 and 2010 are structured under the 2007 Annual Incentive Plan.

The fiscal 2009 incentive cash bonus plan established for the Senior Executives (Messrs. Prim, Wormington and Williams) was identical to the 2008 plan and was based 70% upon achievement of annual budget operating income targets and 30% upon achievement of a superior return on average assets ("ROAA") in comparison with the Compensation Peer Group. ROAA was defined as operating income of the Company divided by average assets (beginning assets plus ending assets divided by two) for the plan year. The 2009 annual incentive plan provided that no bonus was payable unless the Company's performance on both the operating income and ROAA measurements were at or above the thresholds for achievement. The operating income target was determined in relation to the annual budget of the Company as approved by the Board of Directors. The plan called for bonuses of 85% of base compensation for the Chief Executive Officer and 65% of base compensation for the President and Chief Financial Officer at pre-determined performance targets, but also provided for bonuses of 20% of targeted bonuses at threshold performance and as much as 200% of targeted bonuses at maximum performance. The bonus percentages and ranges were determined primarily by reference to comparative compensation data provided to the Compensation Committee by its independent advisor. The operating income component of the annual bonus for the Senior Executives ranged from a threshold of 90% of budgeted operating income to a target at 100% and to a maximum at 105%. The ROAA component of the annual bonus ranged from a threshold performance at the 50th percentile in comparison to the Compensation Peer Group to a target set at the 65th percentile and to a maximum at or above the 90th percentile. The Compensation Committee consulted with the Senior Executives with regard to the performance targets and attempted to set the overall threshold performance levels at a probability of approximately 80%, the target at approximately 50% probability and the maximum at a low probability of approximately 10%. The maximum bonus was thus intended to be payable only upon truly superior performance. The Compensation Committee intended for this bonus plan to provide a strong incentive for management to meet budgetary income goals in fiscal 2009 as well as to encourage superior performance in utilization of corporate resources in comparison with the Company's Compensation Peer Group.

The fiscal 2009 incentive cash bonus plan established for Mr. Forbis was also identical to his fiscal 2008 plan. Mr. Forbis' plan varied somewhat from the plan for the Senior Executives. The target bonus was set at 30% of base compensation and varied from 20% of targeted bonus at threshold to 150% of targeted bonus at maximum. The bonus was based 50% upon the Company's achievement of the budget operating income target and 50% upon achievement of the specific expense containment objectives of his Technical Services department as set forth in the annual budget of the Company. The operating income component of Mr. Forbis' bonus plan was similar to the plan for the Senior Executives in that it ranged from a threshold at 90% of budget to a target at 100% and a maximum at 105%, and no bonus was payable to Mr. Forbis under the 2009 plan unless the Company achieved at least the threshold operating income target set in the 2009 budget. The other component of his bonus plan was designed to reward containment of expenses of his department and ranged from 100% of this portion of the bonus at or below the budgeted expense amount to 10% of the bonus if actual expenses are 109% of budgeted expenses. This departmental component of the bonus is not payable to Mr. Forbis if actual expenses are 110% or more of the budgeted expenses.

Despite superior performance under difficult economic conditions at the 93rd percentile in comparison with our Compensation Peer Group on the ROAA component of the 2009 incentive cash bonus plan for the Senior Executives, for the second year in a row the performance of the Company in generating operating income did not meet the threshold established in the plan. Actual fiscal 2009 operating income of $157.9 million was approximately 87% of the budgeted operating income of $182.2 million, and thus again just short of the 90% plan threshold. As a result, no incentive cash bonus was paid to any of the Named Executives with respect to fiscal 2009. Fiscal 2008 performance was similarly just short at 89% of budgeted operating income. The Compensation Committee notes that this second "near miss" is disappointing, although the plan is not structured to result in the payment of bonus in every year and the threshold performance targets are not set at levels which are easy to achieve. Bonuses have not been paid in three of the last four years because minimum performance was not met. Although the threshold was again not met in fiscal 2009, the Compensation Committee continues to believe that annual cash bonus opportunities are highly effective motivators for management employees and were instrumental in obtaining excellent performance in comparison with the Company's competitors in a difficult market and economy.

For fiscal 2010, the Compensation Committee reviewed the components of the 2009 incentive cash bonus plan and approved similar components and measurements for the 2010 incentive plan. The Committee was concerned that, after several years of "near misses" on operating income but exemplary performance against competitors, the range of performance used in measuring bonus-worthy operating income has proven to be too restricted. While incentive bonuses are not expected to be earned every year, the Committee also believes that for bonuses to be effective motivators, they should be set at levels which can be achieved in most years. Therefore, in fiscal 2010, the Committee has adjusted the plan performance threshold down to 85% of budgeted operating income from the prior 90% level. The upper end of the performance scale was also extended, with the maximum bonus of 200% of base salary now payable at 110% of budgeted operating income, up from the prior 105%. Both for the Senior Executives (other than Mr. Hall) and Mr. Forbis, and with these changes in the range of operating income performance, the same elements of performance will be used in the same relative proportions. If performance targets are exactly met in fiscal 2010, with operating income at 100% of budget and ROAA at the 65th percentile in comparison with the Compensation Peer Group, the Chief Executive Officer's incentive cash bonus will be 85% of base compensation and the President and Chief Financial Officer's bonuses will be 65% of base compensation, which are the same percentages used in the fiscal 2009 plan. The Compensation Committee has determined that incentive cash bonuses under the fiscal 2010 plan should be calculated on the full base salaries of the Senior Executives and Mr. Forbis, rather than the temporarily reduced salaries that went into effect on June 1, 2009.

The Compensation Committee understands that the bonus plan adopted for fiscal year 2010 could result in substantial increases in bonus payments and total cash compensation to the Named Executives relative to fiscal 2009, particularly if performance is well above the Company targets that have been set. The Committee believes that such increases are justified in an attempt to reach the Company's general comparative goal for cash compensation at the 50th percentile and believes that the costs of such bonuses to the Company are fully justified by the potential benefits and return to our stockholders. The Committee also believes that such increases would be appropriate after recent salary reductions and several years of no incentive bonuses, despite excellent performance under difficult conditions. The Compensation Committee will in future years continue to thoroughly review the effects of the bonus plan on results achieved and will make any changes to the bonus plan that they deem necessary.

In addition to the cash bonus opportunities under our formal pay-for-performance cash bonus programs, the Compensation Committee may choose to reward extraordinary performance and achievements by awarding discretionary bonuses to the Named Executives and other employees from time to time that are not part of the annual incentive plan or any other plan. With respect to the Named Executives, no discretionary bonuses were awarded based on Company performance or the executives' performance during fiscal 2009.

Long-Term Incentive Compensation

For many years, the Company provided long-term compensation to its senior management and employees in the form of stock options. Such options were granted occasionally but not annually. The last stock option grant to any of the Named Executives was in fiscal year 2003. Each of the Senior Executives and Mr. Forbis continue to hold some of the options granted in prior years. Because of changes in the accounting treatment of stock options, several years ago the Company determined that future equity grants serving as long-term incentive compensation of employees should be in the form of restricted stock. In 2005, the Board proposed and the stockholders approved the Company's Restricted Stock Plan, which is intended to be the primary structure for future equity incentive awards to the executive officers and other employees of the Company and its subsidiaries. We believe that equity awards have been instrumental in building Jack Henry & Associates, in retaining talent, and in encouraging management to take the long-term view with regard to strategic decisions they face. Equity awards also help focus executive and employee attention on managing the Company from the perspective of an owner with an equity stake in the business. Since the adoption of the Restricted Stock Plan, the Compensation Committee has had the discretionary authority to grant restricted stock awards and to determine the terms of the restrictions on granted shares. However, without any formal grant plan in place, the Compensation Committee did not grant any shares of restricted stock in fiscal years 2006 and 2007.

With respect to fiscal years 2008 and 2009, the Compensation Committee adopted and the Board ratified grants of long-term incentive compensation in the form of shares of restricted stock to our Senior Executives and to Mr. Forbis. Because of his senior, advisory status and substantial current holdings, Mr. Hall was not considered eligible for restricted stock grants in either year. Such grants may be made annually in the future, but future grants will continue to be discretionary and amounts may fluctuate based upon the Compensation Committee's evaluation of performance from year to year. In determining the level of award for a Named Executive, the Compensation Committee considers relevant factors such as achievement of previously agreed objectives, the executive's performance, comparative data from the Compensation Peer Group and other sources, the current equity ownership and stock options held by the individual executive and the internal equity of the level of award granted to the executive compared to awards granted to other executives. In reviewing the award levels for our Named Executives, the Compensation Committee believes it is appropriate to consider the Company's performance against key objectives under its corporate business plan for the preceding fiscal year, including objectives related to revenue and earnings targets, and whether the Company's performance during the preceding fiscal year benefited stockholders through appreciation in the market price of the Company's common stock. In administering the equity compensation programs, the Compensation Committee monitors the level of dilution that can result from equity awards to executives and other employees and considers the dilutive effect of the Company's aggregate equity awards during any fiscal year.

The specific restricted stock grants to the Senior Executives for fiscal 2009 were approved in dollar amounts of stock approximately equal to 80% of their base compensation on the effective date of the grant (September 10, 2008). Mr. Forbis' grant was in the approximate amount of 60% of his base compensation on the effective date of the grant. While the grant amounts were determined with reference to comparable grants of long-term incentive compensation by other members of the Compensation Peer Group and published survey data, they have not been targeted at any particular relative level and are in fact well below the 50th percentile of the Compensation Peer Group. The Compensation Committee felt that this practice was prudent in the initial years of grants under the Restricted Stock Plan and in light of other possible increases in compensation of the Named Executives if cash incentive awards had been earned. Future awards, if granted, may be greater or smaller.

The 2009 awards of restricted stock were structured to provide incentives for long-term performance and retention and to meet goals for specific accounting treatment. The restrictions on one-third of the stock awards to the Senior Executives will lapse three years after the date of grant. The restrictions on the other two-thirds will lapse after seven years from grant date, but portions can lapse earlier if average total shareholder returns over the periods are at or above the 65th percentile in comparison with other members of the Compensation Peer Group at the end of each of three, four and five years from the date of grant. For this purpose, total shareholder return is defined as ending stock price minus beginning stock price (adjusted for splits and similar changes) plus dividends per share paid over the performance period, all divided by the beginning stock price. The restrictions on all of Mr. Forbis' shares will lapse over five years, with one-ninth of such amount lapsing at the end of each of the first three years and then one-third at the end of each of years four and five following the date of grant. Retention is encouraged by grant terms which immediately forfeit all shares that are still restricted in the event that the grantee's employment with the Company is terminated for any reason other than in the event of death, incapacity or any change in control.

Grants of restricted stock to the Senior Executives in fiscal 2010 have been approved by the Compensation Committee in the dollar amount of stock on the effective date of the grant (September 10, 2009) equal to 80% of unreduced base compensation of the Senior Executives and 60% of the unreduced base salary of Mr. Forbis. The Compensation Committee set the grant amounts at the same percentages of base salary as the fiscal 2009 grants and below the 50th percentile of the Compensation Peer Group. Despite unprecedented current economic difficulties and problems with the financial institution markets that the Company serves, the Committee believes that continuation of equity grants in fiscal 2010 is appropriate to reward competitive performance and provide incentives to the Named Executives to continue to plan for the long-term future of the Company, particularly in a year of reduced salaries and no fiscal 2009 bonus. The amounts were maintained at the same percentage of base salary as in the prior year, in part in recognition of the Company-wide policy that there would be no increases in compensation in fiscal 2010. The Compensation Committee believes that grants of long-term incentive compensation should continue to be discretionary from year to year and should be based upon subjective evaluation of performance.

Termination Benefits Agreements

Each of the Named Executives, other than Mr. Hall, has entered into a Termination Benefits Agreement with the Company that is discussed in this Proxy Statement under the caption "Agreements with Executive Officers." These agreements reflect the concern of the Board of Directors that any future threatened or actual change in control such as an acquisition or merger could cause disruption and harm to the Company in the event of the resulting loss of any of its key executives. The Termination Benefits Agreements are intended to provide a measure of incentive and security to the executives through the resolution of the threat or through a change in control.

The Compensation Committee believes that such agreements should not include provisions that would obligate a potential acquirer of the Company to make large payouts to our Named Executives simply because a change of control has occurred. Because of this concern, the occurrence of a change of control event alone will not trigger any payment obligations to our Named Executives under their respective agreements. Payment obligations only arise in the event the Named Executive's employment is terminated or is deemed to be terminated without "Cause" (as defined in the agreements) within the period commencing 90 days prior to and for two years following a change in control for the Senior Executives.

Payment obligations under the Termination Benefits Agreements with the Named Executives are two times the current annual base salary plus target bonus, payable 50% in twelve equal monthly installments and 50% in a lump sum at the end of the monthly installments. Health and other benefits are also continued for 18 months for the Named Executives, and all equity awards become fully vested. The benefits provided were determined primarily by reference to comparative data provided to the Compensation Committee by its independent advisor and, at least in relation to base salary, are consistent with the prior agreements which they replaced. The benefits are believed by the Compensation Committee to be sufficient to provide the desired incentive and security to retain crucial personnel in a time of disruption.

The Termination Benefits Agreements have no set term and will continue until terminated by agreement of both the parties. The agreements specify that they do not confer on the executives any right to continued employment and shall not interfere with the right of the Company to terminate the executives at any time.

Broad-Based Benefits Programs

The Company offers certain broad-based benefits programs including benefits such as health, dental, disability and life insurance, health care savings accounts, paid vacation time and company contributions to a 401(k) Employee Savings Plan. Benefits are provided to all employees in accordance with practices within the marketplace and are a necessary element of compensation in attracting and retaining employees. There are no additional benefits programs for our Named Executives.

Stock Ownership Guidelines

The Board of Directors has established stock ownership guidelines for the Named Executives, other members of management and the non-employee directors of the Company. These guidelines provide for each covered individual to hold a number of shares of the Company's common stock with an aggregate market value that equates to a specified multiple of the employee's base salary or, in the case of directors, of their annual cash retainer. The guidelines are four times base salary for the Chief Executive Officer, three times base salary for President and Chief Financial Officer, one time base salary for the Vice Presidents and General Managers, and four times the annual base retainer for directors. The value of each person's share holdings for purposes of the guidelines includes all unrestricted and restricted shares held, all Company shares held in the person's retirement accounts, all shares held by or for the person's immediate family members, and the in-the-money value of all Company stock options held. Even though all members of management now hold a number of shares at or above the number of shares specified under the guidelines, the Compensation Committee recognizes that newer executive officers or employees who were recently promoted to executive officer positions and newly elected directors may require some period of time to achieve the guideline amounts. The guidelines, therefore, contemplate a five-year transition period for acquiring a number of shares with the specified market value. The Compensation Committee will monitor each executive's progress toward achieving the levels of share ownership specified in the guidelines in determining grants of equity awards.

Tax Deductibility and Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to the Chief Executive Officer and other Named Executives to $1 million per individual, unless certain requirements are met which establish that compensation as performance-based. The Compensation Committee has considered the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such policies and practices as performance-based compensation exempt from the deduction limits of Section 162(m).

The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain key executives while taking into account the deductibility of compensation payments.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with regard to the compensation paid to our Chief Executive Officer, our Chief Financial Officer and the Company's other three most highly compensated executive officers (collectively, our "Named Executives") during the fiscal years ended June 30, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($) (1)	($)	($) (2)	($) (3)	($)

John F. Prim
Chief Executive Officer	2009	507,750	-	391,970	-	-	5,000	904,720
	2008	500,000	-	480,616	-	-	5,000	985,616
	2007	465,640	-	-	-	187,200	5,000	657,840

Tony L. Wormington
President	2009	416,934	-	322,995	-	-	5,000	744,929
	2008	416,000	-	399,869	-	-	5,000	820,869
	2007	414,667	-	-	-	166,400	5,000	586,067

Kevin D. Williams
Treasurer and
Chief Financial Officer	2009	377,573	-	291,158	-	-	5,000	673,731
	2008	375,000	-	360,450	-	-	5,000	740,450
	2007	362,833	-	-	-	145,600	5,000	513,433

Mark S. Forbis
Vice President and Chief
Technology Officer	2009	241,127	-	141,313	-	-	5,000	387,440
	2008	240,000	-	173,001	-	-	5,000	418,001
	2007	218,333	-	-	-	88,000	5,000	311,333

Jerry D. Hall
Vice Chairman and
Executive Vice President	2009	101,973	-	-	-	-	4,979	106,952
	2008	102,400	-	-	-	-	5,000	107,400
	2007	102,400	-	-	-	-	5,000	107,400

(1)

Reflects restricted stock grants made on September 10, 2007 and September 10, 2008 under the Company's Restricted Stock Plan. The fair value of the stock awards is determined using the number of shares granted multiplied by the market value of the underlying stock on the grant date, less the present value of anticipated dividends which will not be paid on those shares during the restriction period.

(2)

Reflects amounts paid following the end of the fiscal year based upon achievement of earnings per share goals under the 2007 Executive Bonus plan as to Messrs. Prim, Wormington and Williams and under the 2007 General Manager Bonus Plan as to Mr. Forbis. These amounts were earned in the year listed and paid in the following year.

(3)	Reflects matching contributions to the individual's accounts pursuant to the Company's 401(k) retirement plan.

Grants of Plan-Based Awards Table

The following table presents information on awards granted to the Named Executives during the fiscal year ended June 30, 2009 under our 2007 Annual Incentive Plan with respect to performance targets set for fiscal 2009 and grants of restricted stock made during fiscal year 2009.

								All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

		Estimated Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date	Threshold ($) (1)	Target ($) (2)	Maximum ($) (3)	Threshold (#)	Target (#)	Maximum (#)

Jack Prim	9/10/2007	88,400	442,000	884,000	-	-	-	20,402	-	-	391,970

Tony Wormington	9/10/2007	55,700	274,500	557,100	-	-	-	16,811	-	-	322,995

Kevin Williams	9/10/2007	50,200	251,100	502,200	-	-	-	15,154	-	-	291,158

Mark Forbis	9/10/2007	15,000	75,000	112,500	-	-	-	7,357	-	-	141,313

Jerry Hall		-	-	-	-	-	-	-	-	-	-

(1)	These amounts represent the lowest levels of payouts available under the plans at the minimum performance level.
(2)	These amounts represent the targeted payouts based upon targeted performance levels.
(3)	These amounts represent the maximum payouts available under the plan.
(4)	Restricted shares granted on September 10, 2008 under the Company's Restricted Stock Plan.

Additional Information Regarding Summary Compensation and Grants of Plan-Based Awards

Effective September 1, 2008, the annual base salary of Mr. Prim was increased from $500,000 to $520,000, the base salary of Mr. Wormington was increased from $416,000 to $428,500, the base salary of Mr. Williams was increased from $375,000 to $386,300, and the base salary of Mr. Forbis was increased from $240,000 to $250,000. In response to the ongoing economic crisis and its effects on the Company's business, temporary reductions in compensation of all Company employees were made on June 1, 2009. The reductions were staged by compensation level and ranged from 1.5% at the lowest levels to a 7% reduction applied to the base salaries of Messrs. Prim, Wormington, Williams and Forbis. As a part of these measures, all employees were informed that merit raises were suspended for fiscal 2010. Mr. Prim has announced the goal of partially or completely restoring all employees' salaries to 2009 levels at some point during fiscal 2010, but not until it appears that the Company's income goals for fiscal 2010 are achievable. As a result of these developments, the base salaries of the Named Executives have not been increased for fiscal 2010 and, in fact, are now subject to temporary reductions resulting in current base salaries of $483,600 for Mr. Prim, $398,500 for Mr. Wormington, $359,500 for Mr. Williams and $232,500 for Mr. Forbis.

Reflecting his advisory role in management, Mr. Hall's 2009 base salary of $102,400 had been fixed for several years. Mr. Hall's salary was also subject to a 5% temporary reduction on June 1, 2009. In response to his request, his annual salary was further reduced to $52,400 on July 1, 2009, which reduction is intended to be permanent.

For the year ended June 30, 2009, the Named Executives (other than Mr. Hall) had the opportunity to earn cash incentive bonuses under the Company's annual incentive cash bonus plan. Mr. Hall was not eligible under any bonus plan due to his senior advisory status. As set forth in greater detail in "Compensation Discussion and Analysis - Annual Incentive Cash Bonuses" above, the performance goals for Messrs. Prim, Wormington and Williams were based on achieving operating income targets established in the Company's annual budget and upon achieving superior return on average assets in comparison with the Compensation Peer Group. Mr. Forbis' performance goals also included the Company's achievement of budgeted operating income as well as achievement of expense containment objectives of his Technical Services Department. The incentive plan set performance targets, thresholds for minimum performance, maximums for superior performance and required that for any bonus to be paid, all minimum thresholds had to be achieved. For the year ended June 30, 2009, the minimum 90% of budgeted operating income was not achieved by the Company, thus no annual cash incentive bonuses were paid to any of the Named Executives with respect to fiscal 2009.

A fiscal 2010 incentive cash bonus plan has been established for Messrs. Prim, Wormington, Williams and Forbis that makes cash incentive compensation opportunities available to these executives based on performance goals established for the fiscal year ending June 30, 2010. As in the year ended June 30, 2009, the performance goals for Messrs. Prim, Wormington and Williams are based 70% on achievement of operating income targets established in the Company's annual budget and 30% upon achieving superior return on average assets in comparison with the Compensation Peer Group (See "Compensation Discussion and Analysis - Annual Incentive Cash Bonuses," above). The performance goals for Mr. Forbis are based 50% upon the Company achieving its targeted operating income and 50% upon achieving the expense containment objectives of his Technical Services Department. Performance targets are set in the plan, as well as thresholds for minimum performance and maximums for superior performance. Thresholds for minimum performance on all performance targets must be met for any incentive award to be paid to a Named Executive. The plan calls for incentive awards to be paid after the Company's independent public accountants have reported on the financial statements of the Company for the year. Incentive awards are generally not payable to persons whose employment terminates during a year or prior to the award payout, but the Compensation Committee can make exceptions in the case of death, disability or retirement. In the event of a termination of employment due to a change in control of the Company, awards will be paid out at the target levels. The annual incentive award plan establishes the target bonuses expressed as a percentage of base salary for these executives, and the dollar amounts of potential bonuses at threshold, target and maximum, are as follows:

Name	Target	Threshold	Target	Maximum
John F. Prim	85%	$26,520	$442,000	$884,000
Tony L. Wormington	65%	$16,712	$278,525	$557,100
Kevin D. Williams	65%	$15,066	$251,100	$502,200
Mark S. Forbis	30%	$ 4,500	$ 75,000	$150,000

On September 10, 2008, and again on September 10, 2009, the Company also entered into Restricted Stock Agreements with the following Named Executives and granted the following number of restricted shares to each:

Name	2008 Grants	2009 Grants
John F. Prim	20,402 shares	17,326 shares
Tony L. Wormington	16,811 shares	14,277 shares
Kevin D. Williams	15,154 shares	12,870 shares
Mark S. Forbis	7,357 shares	6,247 shares

The Restricted Stock Agreements entered into with each of the above Named Executives for both years are similar except for the number of shares. No dividends are payable on the restricted shares until all restrictions lapse. The restrictions on one third of the restricted shares granted to Messrs. Prim, Wormington and Williams will lapse at the end of three years and the remainder will lapse at the end of seven years, but may lapse earlier in three equal units at the end of the third, fourth and fifth years if superior return on assets is achieved over such periods in comparison with the other members of the Company's Compensation Peer Group. The restrictions on Mr. Forbis' restricted shares will lapse over five years, with one-ninth lapsing at the end of each of the first three years and one-third lapsing at the end of years four and five.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information regarding outstanding stock options and shares of restricted stock held by the Named Executives as of June 30, 2009.

Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jack Prim	-	-	-	-	-	20,402	415,997	-	-
	-	-	-	-	-	19,327	418,236	-	-
	50,000	-	-	10.84	4/11/2013	-	-	-	-
	225,000	-	-	27.15	6/18/2011	-	-	-	-
	40,000	-	-	16.875	4/4/2010	-	-	-	-

Tony Wormington	-	-	-	-	-	16,811	342,776	-	-
	-	-	-	-	-	16,080	347,971	-	-
	50,000	-	-	10.84	4/11/2013	-	-	-	-
	40,000	-	-	16.875	4/4/2010	-	-	-	-

Kevin Williams	-	-	-	-	-	15,154	308,990	-	-
	-	-	-	-	-	14,496	313,693	-	-
	50,000	-	-	10.84	4/11/2013	-	-	-	-

Mark Forbis	-	-	-	-	-	7,357	150,009	-	-
	-	-	-	-	-	6,958	150,571	-	-
	10,000	-	-	10.84	4/11/2013	-	-	-	-

Jerry Hall	-	-	-	-	-	-	-	-	-

(1)	All options are fully vested.

(2)

The restrictions on one-third of the restricted shares of Messrs. Prim, Wormington and Williams will lapse three years after the date of grant and the remainder will lapse at the end of seven years, but may lapse earlier if at the end of years three, four and five the Company has achieved average shareholder returns over such periods which are at or in excess of the 65th percentile in comparison with other members of the Compensation Peer Group.   The restrictions on Mr. Forbis' restricted shares will lapse over five years, with one-ninth lapsing at the end of each of the first three years and one-third lapsing at the end of each of years four and five. See "Compensation Discussion and Analysis - Long-Term Incentive Compensation," above.

Option Exercises and Stock Vested Table

The following table provides information on stock option exercises by the Named Executives and restricted stock that vested during fiscal year 2009.

	Option Awards		Stock Awards

	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($) (1)	(#)	($) (2)

John F. Prim	-	-	-	-

Tony L. Wormington	-	-	-	-

Kevin D. Williams	70,000	878,500	-	-

Mark S. Forbis	-	-	774	15,782

Jerry D. Hall	-	-	-	-

(1)	Represents difference between exercise price and market value of common stock on the date of exercise.

(2)	Value of the shares acquired on September 10, 2008, at the closing market price of such shares on September 9, 2008.

Agreements with Executive Officers and Potential Payments upon Termination or Change in Control

The Company has no employment contracts with any of its executive officers.

In August of 2005, the Company entered into two-year Termination Benefits Agreements with each of Messrs. Prim, Wormington and Williams, under which the Company was obligated to pay the executive two times his base salary if terminated within the first 12 months after a change in control or one time his base salary if terminated during the second 12 month period following a change in control.

On September 10, 2007, replacement Termination Benefits Agreements were entered into with each of Messrs. Prim, Wormington and Williams and entered into anew with Mr. Forbis. Under these agreements, change in control is defined as an acquisition of 20% or more of the stock of the Company, termination of service of a majority of the members of the Board of Directors during any two year period for reasons other than death, disability or retirement, approval by the shareholders of liquidation of the Company or sale of 50% or more of its assets, or approval by the shareholders of a merger or consolidation if the Company shareholders own less than 50% of the combined voting power of the resulting corporation. The Termination Benefits Agreements provide a cash payment severance benefit equal to 200% of the executive's annual salary plus target bonus then in effect, with half payable in 12 monthly installments and half in a lump sum at the end of such 12 months. In addition, all outstanding stock options will fully vest, all restrictions on restricted stock will lapse and the terminated executive will receive a welfare benefit consisting of payments equal to COBRA health insurance premiums and continuation of coverage under the Company's life insurance, disability, and dental plans for 18 months or until the executive becomes eligible for comparable benefits under a subsequent employer's arrangements. The termination benefits will be paid upon any termination of the executive during the 90 days prior to and the two years following any change in control unless the termination occurs by reason of the executive's death, disability, or if the termination is for cause. The termination benefits will also be paid if the executive terminates his employment after a change in control for good reason, such as a material diminution in authority, duties or responsibilities, a forced move, or a material diminution in annual salary. The Termination Benefits Agreements have no set term and will continue until terminated by agreement of both the parties.

The table below reflects the cash severance benefit payments and estimated welfare benefit payments that would be made under the Termination Benefits agreements at current unreduced base salary levels in the event a change of control occurred and such officers were terminated within the specified two-year period.  The table also shows the value as of September 10, 2009 of all shares of restricted stock with respect to which restrictions would lapse upon such a change in control and termination:

Name	Cash Payment Severance Benefit ($)	Welfare Benefit ($)	LTIP Restricted Stock Vesting ($)

John F. Prim	1,924,000	19,853	1,369,867
Tony L. Wormington	1,414,000	18,946	1,132,504
Kevin D. Williams	1,274,800	33,395	1,020,905
Mark S. Forbis	650,000	21,880	493,694

Pursuant to the terms of the Restricted Stock Agreements entered into with Messrs. Prim, Wormington, Williams and Forbis, all shares which remain restricted at the time of any voluntary or involuntary termination of employment are forfeited unless the termination is caused by the death or incapacity of the individual (in which case all restrictions on the shares will lapse). All restrictions on restricted shares immediately lapse in the event of a change in control of the Company. For purposes of these Restricted Stock Agreements, the definition of "change in control" as set forth in the Company's Restricted Stock Plan is virtually the same as set forth the Termination Benefits Agreements discussed above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of June 30, 2009 with respect to the Company's equity compensation plans under which our Common Stock is authorized for issuance:
Equity Compensation Plans approved by security holders:	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in the first column of this table)

1995 Non-Qualified Stock Option Plan (Non-employee Directors)	224,167	$22.94	0

1996 Stock Option Plan (Employees)	3,394,508	$17.22	0

2005 Restricted Stock Plan	0	$ 0.00	2,724,570

2005 Non-Qualified Stock Option Plan (Non-employee Directors)	130,000	$22.71	570,000

Equity Compensation Plan not approved by security holders (individual option contract)	10,000	$16.88	0

PROPOSAL 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended June 30, 2009 and the effectiveness of our internal control over financial reporting as of June 30, 2009. The Audit Committee has selected Deloitte & Touche, LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

If prior to the Annual Meeting Deloitte & Touche LLP declines to act as our independent registered public accountant or the Audit Committee decides not to use Deloitte & Touche LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the shareholders to ratify at the Annual Meeting. If the shareholders do not ratify the engagement of Deloitte & Touche LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of Deloitte & Touche LLP.

To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010, a majority of the shares present and entitled to vote must vote to approve. For purposes of determining the vote regarding this proposal, abstentions will have the same impact as a no vote. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares "For" ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche for the audit of the Company's annual consolidated financial statements for the fiscal years ended June 30, 2009 and 2008 and reviews of the financial statements included in the Company's Forms 10-Q for those fiscal years, the audit of the Company's assessment and effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and fees for other services rendered during those periods.

	2009	2008

Audit Fees	$ 574,000	$ 524,994
Audit-Related Fees (1)	775,048	940,518
Tax Fees (2)	10,000	70,000
All Other Fees	0	0

Total Fees	$1,359,048	$1,535,512

(1)

Audit-related fees for 2009 and 2008 included audits of two employee benefit plans, audits performed in accordance with SAS 70 and review of other SEC filings. SAS 70 reviews are conducted to evaluate the effectiveness of operational controls in various regulated business operations of the Company, including our data processing service bureaus.

(2)

Tax fees for 2009 and 2008 consisted of fees related to on-going compliance with Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109".

In making its decision to continue to retain Deloitte & Touche as the Company's independent registered public accounting firm for the next fiscal year, the Audit Committee has considered the above information to ensure that the provision of non-audit services will not negatively impact the maintenance of the firm's independence.

The Audit Committee has in its Charter expressed its policy governing the engagement of the Company's independent registered public accounting firm for audit and non-audit services. Under the terms of the Charter, the Audit Committee is required to pre-approve all audit, audit related and non-audit services performed by the Company's independent registered public accounting firm. All non-audit services for 2009 were pre-approved by the Audit Committee.

At the beginning of each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories: audit services, audit-related services, tax services and all other permissible services. The independent registered public accounting firm provides documentation for each proposed specific service to be provided. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories, and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee reviews all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee or its Chairman reviews and approves in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also approves in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE RATIFICATION UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A VOTE OF "AGAINST" OR "ABSTAIN".

STOCKHOLDER PROPOSALS

Stockholders who intend to present proposals for inclusion in the proxy statement and form of proxy for the 2010 Annual Meeting of Stockholders must submit their proposals to the Company's Secretary on or before July 12, 2010. A stockholder who wishes to present a proposal at the 2010 Annual Meeting, but who does not request inclusion in the proxy statement, must submit the proposal to the Company's Secretary by August 11, 2010. The Company's bylaws specify requirements for the content of the notice that stockholders must provide.

COST OF SOLICITATION AND PROXIES

Proxy solicitation is being made by mail, although it may also be made by telephone, telegraph, or in person by officers, directors and employees of the Company not specifically engaged or compensated for that purpose. The Company will bear the entire cost of the Annual Meeting, including the cost of preparing, assembling. printing and mailing the Proxy Statement, the Proxy and any additional materials furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians for forwarding to the beneficial owners of shares held of record by them and, upon their request, such persons will be reimbursed for their reasonable expenses incurred in completing the mailing to such beneficial owners.

FINANCIAL STATEMENTS

Consolidated financial statements of the Company are contained in the 2009 Annual Report which accompanies this Proxy Statement.

OTHER MATTERS

The Board of Directors knows of no matters that are expected to be presented for consideration at the 2008 Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying Proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

/s/ Michael E. Henry

Michael E. Henry
Chairman of the Board

Monett, Missouri
October 1, 2009

A copy of the Company's Annual Report is included herewith. The Company will furnish without charge a copy of its Annual Report on Form 10-K as filed with the Securities and Exchange Commission upon written request directed to Kevin D. Williams, Chief Financial Officer, Jack Henry & Associates, Inc., 663 Highway 60, Post Office Box 807, Monett, Missouri, 65708. The Form 10-K is also available at our investor relations website, www.jackhenry.com/ir/.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 10, 2009:

The Proxy Statement and the 2009 Annual Report are available at www.edocumentview.com/JKHY.

[PROXY CARD]

Jack Henry &
Associates, Inc.
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy , you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR

Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on November 10, 2009.

[] Vote by Internet
* Log on to the Internet and go to
www.envisionreports.com/JKHY
* Follow the steps outlined on the secured website.

[] Vote by telephone
* Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada any time on a touch tone
telephone. There is NO CHARGE to you for the call.
* Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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[A]  Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors:	For Withold		For Withold		For Withold

01 - J. Hall	☐ ☐	02 - M. Henry	☐ ☐	03 - J. Ellis	☐ ☐

04 - C. Curry	☐ ☐	05 - W. Brown	☐ ☐	06 - M. Flanigan	☐ ☐

07 - M. Shepard	☐ ☐	08 - J. Prim	☐ ☐

2.	To ratify the selection of the Company's independent registered public accounting firm.	For Against Abstain ☐ ☐ ☐	3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

[B]  Non-Voting Items

Change of Address - Please print new address below

[C]  Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as name appears below.   When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.   If a corporation, please sign in full corporate name by President or other authorized officer.   If a partnership, please sign in partnership name by authorized person.
Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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Jack Henry &
Associates, Inc.

Proxy - Jack Henry & Associates, Inc.

This proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John F. Prim and Kevin D. Williams as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Jack Henry & Associates, Inc. held of record by the undersigned on September 21, 2009, at the annual meeting of shareholders to be held on November 10, 2009 or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.